Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 5, 2007 with respect to the financial statements and schedule of Xanodyne Pharmaceuticals, Inc. and our report dated July 16, 2006 with respect to the Special Purpose Statements of Product Revenue and Related Expenses of AAIPharma Inc. Pharmaceutical Products Acquired by Xanodyne Pharmaceuticals, Inc., in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Xanodyne Pharmaceuticals, Inc. dated December 18, 2007.
/s/ Ernst & Young, LLP
Cincinnati, Ohio
December 18, 2007